Exhibit 99.1
Fourth Quarter and Full Year 2013 Earnings
20-Feb-2014
CORPORATE PARTICIPANTS
Ramses M. Erdtmann - SVP, Investor Relations

Manmeet Singh Soni – Chief Financial Officer

Robert W. Duggan - Chairman and CEO

Paula Boultbee - EVP, Sales and Marketing

Jesse McGreivy MD - Chief Medical Officer

Urte Gayko - SVP, Global Regulatory Affairs

Matt Outten – Sr. Director, Market Access

CONFERENCE CALL PARTICIPANTS
Morgan Haller
R.W. Baird – Analyst

Lisa Zhang
Goldman Sachs – Analyst

Joel D. Sendek
Stifel Nicolaus – Analyst

Michael G. King Jr.
JMP Securities – Analyst
Michael J. Yee
RBC Capital Markets – Analyst

Geoffrey C. Porges
Sanford C. Bernstein – Analyst

Cory W. Kasimov
JPMorgan – Analyst

Jason D. Kantor
Credit Suisse - Analyst

Mayur I. Somaiya
Nomura – Analyst

Mohit Bansal
Deutsche Bank – Analyst

Matthew J. Andrews
Wells Fargo Securities – Analyst

Howard Liang
Leerink – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Pharmacyclics Fourth Quarter and Year-End Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.  As a reminder, today's conference is being recorded.

I would now like to introduce the host of today's conference call, Mr. Rainer Erdtmann. You may begin.

Ramses Erdtmann - SVP, Investor Relations, Pharmacyclics, Inc.

Thank you, Kevin. Welcome to Pharmacyclics 2013 Fourth Quarter Earnings and Financial Conference Call. With me on the call is our entire executive team. We will hear prepared remarks by our CFO, Manmeet Soni; our CEO, Bob Duggan; and our CMO, Dr. Jesse McGreivy.

Before we begin, let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics, including expectations regarding Pharmacyclics' financial performance commercial products and potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of Pharmacyclics product programs, actions of regulatory authorities, availability of capital future actions in the pharmaceutical market, and developments by competitors and those factors detailed in Pharmacyclics filings with the SEC such as the 10-Q, 10-K and 8-K reports.

I would now like to turn this call over to our CFO, Manmeet Soni. Manmeet.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Thank you, Ramses. Good afternoon, everyone. Thanks for joining us today. It has been a historic and eventful quarter for Pharmacyclics. Today, I will discuss our financial highlights for the fourth quarter and year ended December 2013. We closed 2013 in a strong financial position, with $636 million in cash and investments, as compared to $317 million as of December 2012.

This was driven by record high revenues, including milestone revenues and IMBRUVICA net product revenues. In summary, Pharmacyclics is in a strong financial position to support the commercialization of IMBRUVICA and to further expand our research and clinical programs for our pipeline.

In addition to our strong cash position, we had net receivables of $48.6 million, due from Janssen as of December 2013, related to the company's expenses under the collaboration during the quarter ended December 2013.

As you all know, last week we also received FDA approval for the treatment of patients with CLL, who have received at one prior therapy. This approval of CLL has triggered a $60 million milestone payment to us. We expect to receive these payments from Janssen during the first quarter of 2014.

Today, we announced non-GAAP net income of $73.9 million for the quarter ended December 2013, as compared to non-GAAP net income of $52.5 million for the quarter ended September 2013, and $46.2 million for the quarter ended December 2012. For the year 2013, we ended with $117.2 million of non-GAAP net income, compared to $100.6 million for the year 2012.

We recorded IMBRUVICA net product revenues of $13.6 million from our launch date of November 13, 2013 through December 31, 2013. We record revenue from IMBRUVICA product sales once title and risk of loss transfers to our specialty distributors and specialty pharmacies based on the sell-in model of revenue recognition. Out of the $13.6 million of net product revenue, inventory held in channel was approximately $3.6 million as of December 31, 2013.

At this time, we are not providing guidance for IMBRUVICA's quarterly or yearly revenues. As we build up our business analytics and gain a solid understanding of the market dynamics, we'll be in a better position to anticipate future revenue potentials and comment upon. Suffice to say, we are enthusiastic concerning our revenue prospects for the fourth quarter of 2014 and beyond.

IMBRUVICA is a label in two bottle sizes: 90 and 120-count bottles. From November, after we gained approval to the end of December 2013, we shipped 584 bottles of the 90-count, and 931 bottles of the 120-count to our specialty distributors and pharmacies in the United States.

Based on the FDA approval for CLL last week and the much larger CLL patient population compared to MCL, we anticipate that the 90-count bottles will be subscribed significantly more in the quarters to come. We are currently analyzing the patient compliance and refill rates and will provide updates as those data matures and becomes meaningful.

During the quarter ended December 2013, we recognized $50 million of revenue related milestones earned from Janssen for the acceptance of IMBRUVICA's Marketing Authorization Application with the European Medicines Agency, in addition to the approval of IMBRUVICA from the U.S. FDA, a $60 million milestone payment on November 13, 2013, bringing the total milestones earned during the quarter ended December 2013 to $110 million.

Let's now review our cost and expenses for the year 2013. During the quarter ended December 2013, we had $3.5 million of cost of goods sold. In relation to our product revenues, this implies a cost of goods percentage of 25.8. This percentage will be significantly improved over time to high-single digits as we increase in sales volume and reach optimum productivity levels.

As a reminder, the Janssen agreements provides a $50 million annual cap of company's share of direct IMBRUVICA related development expenses and commercial losses for each calendar year. We refer to any amounts incurred in excess of this annual cap as excess amounts. These excess amounts are funded by Janssen up to maximum of $200 million, with an additional $25 million for interest charges. Excess amounts shall be reimbursable only from the company's share of pre-tax commercial profits, after the third profitable calendar quarter.

During our second quarter of 2013, we exceeded the annual cap of $50 million. Since that time, all additional IMBRUVICA related expenses incurred by Pharmacyclics during the third and fourth quarter of 2013 were accounted for as excess amounts and were borne by Janssen. To-date, a total of $134.3 million in excess amounts have been recorded as a reduction in costs and expenses. During the quarter ended December 2013, we recorded $50.2 million of excess amounts. As of December 31, 2013, we had an additional $65.7 million available in excess amounts.

Looking at our operating expenses, including R&D and SG&A only, we ended the fourth quarter of 2013 with non-GAAP operating expenses of $25.4 million, which included the benefit of excess amounts. During the quarter, $50.2 million in excess amounts were recorded by the company and reduced our non-GAAP reported expenses. Excluding this benefit of $50.2 million, our operating expenses were $75.6 million for the quarter, which equates to an annual run rate of approximately $300 million.

I would now like to turn the call over to our CEO, Bob Duggan.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Manmeet. Good afternoon and thank all of you for joining us today. I want to take this opportunity to walk you through some of the highlights of the past few months and our fourth quarter 2013.

Most importantly, on November 13, 2013, we received our first approval and since that time we have been selling IMBRUVICA to patients with mantle cell lymphoma who have had one prior therapy. This event was a major corporate milestone for Pharmacyclics and allowed us to establish ourselves as a commercial organization. This is an essential step in achieving our mission of becoming a viable biopharmaceutical organization.

In December, at the 55th Annual Meeting of the American Society of Hematology or ASH, we presented 40 clinical, non-clinical and pre-clinical presentations on IMBRUVICA. There were seven presentations of clinical data of which five were oral presentations, including one "Best of ASH" presentation. These data showed the impressive clinical progress we have made with IMBRUVICA; its impact on duration and its effect on the quality of life over time. Making a significant difference to the betterment of patients is essential to achieving our mission.

Also, in December, Dr. Susan O'Brien presented data on single-agent IMBRUVICA in previously untreated elderly patients with CLL/SLL in The Lancet article. She reported on a cohort of 31 treatment-naive CLL patients treated with IMBRUVICA. That data showed an acceptable safety profile of IMBRUVICA, with most common side effects being Grade 1 mild diarrhea, nausea and fatigue. After a median follow up of 22 months, only one patient had progressed. At approximately two years the progression free survival was 96%. Outcomes such as these are a source of great joy, pride and energy for team Pharmacyclics.

We also received cognition by the National Comprehensive Cancer Network, NCCN. They included IMBRUVICA in their Clinical Practice Guidelines in Oncology for 2014. The NCCN covers 98% of all cancer treatments and is a reference for practicing oncologists. IMBRUVICA is now recommended by the NCCN for the treatment of four histologies, including CLL, SLL, MCL and Waldenstrom's. We consider this a tremendous acknowledgment and a wonderful validation.

In January, an Independent Data Monitoring Committee unanimously recommended that the Phase III RESONATE study, a head-to-head comparison of IMBRUVICA versus ofatumumab be stopped early. The study demonstrated at the planned interim analysis a statistically significant improvement in progression free survival in patients with relapsed or refractory CLL and also showed a statistically significant improvement in overall survival, yet another spectacular outcome for all involved.

Later, also in January, after several years of research, we finalized the preclinical work with our lead candidate and filed our first IND with a BTK inhibitor in auto-immune disease. We have since received FDA clearance to start the first in-human study with this BTK inhibitor in auto-immune patients. This is the result of our talented R&D team here at Pharmacyclics and, over time, we expect many to follow in support of human healthcare betterment. By the way, patent expiry for this internally designed, wholly owned medicine is expected to be 2035.

Last week, IMBRUVICA gained an additional approval and is now available for CLL patients who have had one prior therapy. This is another major achievement for us and was well covered in the press, with numerous comments coming from key opinion leaders. IMBRUVICA was hailed as a new treatment option, having a wide label and exceptional disease control, and for its potential to contribute to the making of chemotherapy-free treatments.

In both MCL and CLL, we can provide IMBRUVICA today for patients who have received one prior therapy. We estimate that this broad label will grant us access to more than 5,000 MCL patients in the United States and more than 40,000 U.S. CLL patients over time.

In anticipation of the market introduction of IMBRUVICA, we have built a commercial team over the past 24 months. Let me add a bit more color on the team we have in place today. Including JBI there are over 120 highly trained FTEs selling IMBRUVICA to patients in need. IMBRUVICA has been embraced and accepted across all treatment domains, including academic centers, community physicians and hospitals.

Pharmacyclics' Market Access team, consisting of 17 professionals, has set up these relationships and oversees the general distribution of IMBRUVICA. The Market Access group also works with payers to establish reimbursement for IMBRUVICA. Payers have responded to the MCL approval with fast reviews of prescription requests. To-date, IMBRUVICA has broad coverage across the payer landscape for mantle cell lymphoma. We see similar trends for CLL. The Market Access group has also been responsible for the creation of access and affordability programs for patients.

With the help of these programs, most MCL and we believe CLL patients, independent of their financial or insurance status, will be able to access IMBRUVICA for the duration of their therapy. One of our Access programs consist of a free 30-day supply for all eligible patients experiencing insurance coverage delays greater than five business days.

A second program offers a maximum monthly out-of-pocket expense of $25 for commercially insured patients who are having financial difficulties. Finally, we established foundation support for patients who are deemed uninsured and who make less than 600% of the federal poverty limit. With a few months of sales now under our belt, we have seen a great reception of the Access program by both patients and physicians.

Another important corporate function we've created is our Medical Affairs group. Their purpose is to provide accurate scientific and medical information about IMBRUVICA and its proper use for patients, doctors and the general public. The Medical Affairs group is in charge of this education and also plays an integral role in the support of the commercialization of IMBRUVICA.

We have established a team of approximately 30 Medical Affairs professionals grouped in four distinct functions: the Medical Information team handles all inquiries that arrive in our call center and provides medical expertise to the legal and regulatory review; the Medical Communications team organizes publications, advisory boards and coordinates congresses; the Medical Sciences team focuses on supporting our investigator-sponsored trials, expanded Access program and post-marketing studies. Lastly, we also established a strong team of Medical Science liaisons. These are highly trained professionals situated all over the U.S. who are engaged in scientific exchange with investigators and other healthcare professionals, providing disease and product information in response to unsolicited requests is a key activity for this team.

With the approval of MCL, we have the opportunity to build and streamline our support systems. We're now prepared to launch IMBRUVICA in the much larger patient population of CLL.

So right now, I'll turn the call over to Jesse.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Thank you, Bob. I covered quite a bit of ground a week ago. I gave a summary of our CLL program during our CLL Approval Conference Call. You will also find in our quarterly earnings press release a detailed update on each of our key programs. IMBRUVICA is a once-a day, oral single-agent treatment option for MCL and CLL patients, who have received at least one prior therapy. The recommended dose of IMBRUVICA in MCL is 560 milligrams, four capsules per day. And in CLL, its 420 milligrams, which amounts to three capsules per day.

Last week, we received our accelerated approval in CLL. It was based on durable responses we achieved in a multi-center single-arm trial with patients with previously treated CLL, the PCYC-1102 trial. The FDA approved IMBRUVICA based on the 48 CLL patients treated at 420 milligrams in this trial. The median age of these patients was 67 years. The median time since diagnosis was 6.7 years. And the median number of prior treatments was four.

The efficacy results of these patients demonstrated a 58.3% overall response rate as assessed in an independent radiologic and oncologic review assessment. The duration of follow-up was 15.6 months. The response duration of these patients ranged from 5.6 to 24.2 plus months, and the median was not reached. At the time of the analysis, 12.5% had progressed and 85.4% were alive without disease progression.

We often get asked how long a CLL patient will stay on IMBRUVICA. The answer at this point is unknown, as in all our Phase II or Phase III studies, at the time of our most recent analyses more than half of the CLL patients treated with IMBRUVICA are still on drug and we therefore have not reached a median treatment duration for patients with CLL.  As a further reference, Dr. O'Brien from MD Anderson presented at ASH in December a longer-term follow-up of IMBRUVICA in CLL/SLL patients. This publication included relapsed/refractory CCL and SLL patients from our initial Phase I study, PCYC-04753, was started in February of 2009.

Our Phase II study, PCYC-1102, was started in May of 2010 and our rollover PCYC-1103 study we initiated in June of 2010. Her review included a total of 148 CLL/SLL patients, all treated with single-agent IMBRUVICA. After a median of three or more prior therapies, her presentation concluded that at 30 months approximately 70% of patients were alive without progression.

The data showed an acceptable safety profile for IMBRUVICA, but also showed that the percentage of patients with a serious adverse event of grade 3 or higher declined over time from 43% within the first year of treatment to 32% after the first year of treatment. And adverse events leading to discontinuation occurred in 8% of patients in the first year declined as well, to 6% of the patients in the second year of treatment.

We have broadened our hematology pipeline and are exploring the potential of IMBRUVICA in most of the key B-cell malignancies as a single-agent and in combinations. We are currently studying IMBRUVICA and a total of 41 company and investigator-sponsored clinical trials. As of today, 10 of these trials are Phase III clinical studies. After all these trials are completed, we will have enrolled approximately 7,500 patients.

Looking ahead, there are many opportunities which we are evaluating with IMBRUVICA. Among them is the potential to combine IMBRUVICA with our HDAC inhibitor indolent NHL. We reported, at the International Conference on Malignant lymphomas in Lugano in 2013, the results of the Phase 2 trial with our pan HDAC inhibitor, Abexinostat. The compound was noted to be clinically active and overall well tolerated in relapsed/refractory B-cell lymphomas. Moreover, there was significant clinical activity noted in follicular lymphoma, with an overall response rate of 64%, which included a number of durable responses in this multiple relapsed patient population.

Learning as well from pre-clinical research work, we observed that once daily oral administration of our proprietary BTK inhibitor leads to regression of established rheumatoid arthritis disease. This was first reported at the 2010 Annual Meeting of American College of Rheumatology. At that time, we reported that our BTK inhibitors reduced cytokine releases in human monocytes and cell cultures and also reduced inflammatory symptoms in mice with collagen-induced arthritis.

This work was diligently continued over the past years and we have now filed an IND with our new BTK inhibitor, which Pharmacyclics developed in-house and designed specifically for autoimmune diseases. This compound is owned by Pharmacyclics independently. The FDA reviewed our IND in January and considered it safe to proceed last week. Over the coming months, this compound will enter the dose escalation stage of a Phase I trial, administered first to healthy volunteers and then to patients with rheumatoid arthritis.

We believe with all these and numerous other clinical studies in CLL, mantle cell lymphoma, diffuse large B-cell lymphoma, follicular lymphoma and multiple myeloma, Waldenstrom's and marginal zone lymphoma, we are building a foundation of data that will provide strong overall guidance in the treatment of diseases in the coming years.

We are very excited with the opportunities ahead. And I'll now turn the call back to Bob.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Jesse. Operator, I'd like to open the floor for questions at this time.

QUESTION AND ANSWER

Operator

Our first question comes from Brian Skorney of Robert W Baird. Morgan Haller

Morgan Haller – Analyst, R. W. Baird

Yeah, this is Morgan Haller in for Brian, I was just wondering if you could provide any color on the breakout of MCL versus CLL versus other in current usage?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

I think the pill count is as close as we'll get to providing more color. Factually, we don't have a 100% certainty. We do know what we've given you is accurate. And at this point, we'll hold it at that.

Morgan Haller – Analyst, R. W. Baird

Okay. And I actually have one other question. Why is the expected read-out of the RESONATE 2 not until the second-half of next year when the protocol calls for the read-out after all patients have been completed 12 months after treatment?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. This is Jesse. It's a good question; I'll address that for you. The protocol actually says that the primary analysis or it's really a final analysis because there's no interim analysis will occur between 12 to 15 months after the last patients enroll. So the trigger will occur in that window and also we may need time to review, clean and assess key data internally, so we provide that guidance as a conservative guidance.

Morgan Haller – Analyst, R. W. Baird

Okay thanks, Jesse. Appreciate it.

Operator

Our next question comes from Navdeep Singh with Goldman Sachs.

Lisa Zhang - Analyst, Goldman Sachs & Co.

Hi. This is Lisa in for Navdeep. Thanks for taking the question and congrats on the progress. Maybe just to word it a little differently, how is IMBRUVICA being used? I understand your label indicates monotherapy, but what are you and your sales force seeing in the field? Are physicians prescribing it as monotherapy or in combo with other regimens? And then I have a follow-up?

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So, hey, this is Paula Boultbee. So what we have is we do promote through a label and the majority of the uses that we get our sales force providing us feedback is according to the label, it's the one-prior label in both mantle cell and CLL. And as the data matures through different sources who are buying, we will keep you posted on if there's any other usage or in the combination. But the direct feedback is that it's used as the label is indicating.

Lisa Zhang - Analyst, Goldman Sachs & Co.

Okay. Thanks. And then a follow-up, now that IMBRUVICA has been on the market for about one-and-a-half months for MCL, are there any learnings that you can apply to the CLL launch? Or anything that you would do differently? Like are there any differences in prescribing habits or patterns seen so far for MCL versus CLL?

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So this is Paula again. So we were very pleased with the mantle cell launch. I think that we executed the launch really well and we created a really good map moving forward, and particularly with our partner with Janssen. We have really applied the same kind of logic to the CLL launch, which we just kicked off here very recently. The label is the one-prior therapy and as the physicians understand what that label means in this both diseases, I think that the CLL launch will be equally as successful as the mantle cell launch.

So there is no red flag for us and in any means and the Market Access programs we have in place, which will support the patients to get the drug and sustain the drug supply over a longer time has also really worked very nicely, as we have reported this quarter. So I hope that answers your questions.

Lisa Zhang - Analyst, Goldman Sachs & Co.

Yeah. And then lastly, I promise, can you just remind us where the IP for IMBRUVICA is located? Based on that, where is tax rate? And are you taking any measures to improve that in the long-term? Thanks

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Hi. This is Manmeet. And yeah, I think the dual landscape regarding income taxes is an evolving state right now. And I think we expect under current conditions, the long-term tax rate will be around 25%. However, our cash taxes for the year ended 2013 was less than 5%, due to use of our NOLs and R&D credits. Does that answer your question?

Lisa Zhang - Analyst, Goldman Sachs & Co.

Yep. Thank you again. And congrats.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Thank you.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yep. You're welcome.

Operator

Our next question comes from the line of Ian Somaiya with Nomura Securities.

Mayur I. Somaiya - Analyst, Nomura Securities International, Inc.

Hi. It's..from Nomura Securities; can be a mouthful at times. Just a question on diffuse large B-cell or maybe lymphoma broadly, can you just share with us your development strategy there? I guess we're seeing the one study in combination with rituximab, several earlier stage trials in combination with REVLIMID. Can you talk about longer-term how you see IMBRUVICA being used or developed? And then when can we get a sense for maybe novel-novel combinations in that setting?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. Hi, this is Jesse. I'll take that. So we published data, dating back a bit over a year ago at ASH 2012 of single-agent ibrutinib and diffuse large B-cell lymphoma, and based on gene expression profiling in ABC subtype, we showed a 40% response rates, with about half of those being complete responses. Our current strategy is focused on evaluating IMBRUVICA in combinations. So Janssen has initiated the upfront trial of DLB 1002 and the Phase III DBL 3001. These trials are ibrutinib in combination with R-CHOP.

Then in the relapsed setting, we have Phase II exploratory trials; one is the 1123 study, which looks at ibrutinib in combination with Rituxan and lenalidomide versus ibrutinib plus lenalidomide. That's being initiated this quarter. And we also have ibrutinib in combination with chemo-immunotherapy with dose-adjusted EPOCH-R lenalidomide and ibrutinib, the 1124 study. We are looking at additional novel-novel combinations moving forward. These are our initial trials, which we've announced. And then in the future we hope to share additional trials.

Mayur I. Somaiya - Analyst, Nomura Securities International, Inc.

And if I could just follow-up on that, so the novel-novel combo is there a subjective collaboration agreement or some sort of data-sharing agreement? Is that sort of the rate limiting step, just wanted to get a sense for timing of those trials?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah, so invariably we want to look for drugs which are active in diffuse large B-cell lymphoma. One of the issues is even in the novel space there are a limited number of agents which have significant activity in diffuse large B-cell lymphoma. So we are looking and we do discuss with a number of people in this space that are developing novel agents. But the real issue is finding drugs which have significant probability of approval or a clear registration path in diffuse large B-cell lymphoma. And that's really a challenge for all developers in this space. But we certainly are looking at the best novel-novel combinations.

Mayur I. Somaiya - Analyst, Nomura Securities International, Inc.

Okay, thank you very much.

Operator

Our next question comes from Geoff Porges with Bernstein.

Geoffrey C. Porges - Analyst, Sanford C. Bernstein & Co. LLC

Thanks for taking the question. And congratulations also on all the progress. Just a sort of mundane question on expenses, Manmeet, could you perhaps – I don't think you gave us any guidance on your outlook for expenses. I certainly understand withholding revenue guidance, but could you talk about the trajectory of your R&D and SG&A spending and your cash spending? And then we will make the allowances for the J&J reimbursement. And I presume we should be anticipating that you're actually going to be reporting your full expenses from about the middle of the year going forward, having exhausted that $200 million cap for the J&J credit?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yeah, so you're right. If you see in the current quarter, we used $50.2 million of excess amounts, which reduced our expenses. If you look at the run rate, we are at cash expenses of $78 million approximately. And as we expand our clinical pipeline and our activities, yes, our R&D expenses I would expect to go up. But that's very much needed for my investment to make my – each pipeline with my revenue.

And coming back to your question of my full expenses, yes, after once we consume our excess amounts, yes, we'll show you full expenses. And then after full three quarters of profitability, we'll have to start repaying our contingent loan of excess amounts.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Geoff, your assumption on the $67 million though is not our projection, nor do I think it's accurate.

Geoffrey C. Porges - Analyst, Sanford C. Bernstein & Co. LLC

Okay. Could you comment on the outlook for the underlying expenses in terms of SG&A for the year?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yeah, it should go up.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Let's say they will expand.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Fine, yes.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

They're going forward. I mean, really, the opportunity, the revenue opportunity here is, as you can see, is massive. And just the recent insights we've had on HDAC contribute to that. The opportunity in autoimmune contributes to that. Having said that, we've run a very cash-conscious business and we're still projecting significant cash balances in this $600 million range. From what we know today, as we conclude the year, it's a strength of an unbelievably designed and well-executed partnership with Janssen. And it's also now driven by approaching viability of selling IMBRUVICA into the marketplace, a drug that really from our view stands alone in terms of its efficacy, duration and tolerability.

So the numbers will play out. We're reluctant to give forecasts. We have our own internal projections, of course, for not only this year, but well into the future. But we'd rather just let the results speak for themselves. We'll be back online in late April, and give you the results for March and that's pretty timely. And the good news is that will be 100% accurate. You see the numbers as they come in week to week on IMS data, so there's no lack of factors feeding into you and others to project our business pattern. We hope for awhile here that's sufficient.

But suffice it to say, we're off to a good start. We're very enthusiastic. All is well. Cash is strong and we have additional cash coming in, so we're in pretty good shape, Geoff.

Geoffrey C. Porges - Analyst, Sanford C. Bernstein & Co. LLC

Perfect. Thanks, Bob.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator

Our next question comes from Michael Yee with RBC Capital Markets.

Michael J. Yee - Analyst, RBC Capital Markets LLC

Yes. Thanks. A couple questions, but first was on the ECOG 1912 study that's the frontline study IR versus FCR, give us some details about that? I was just thinking that's a really big opportunity in frontline trying to replace FCR. Can you comment just on how you think about how you powered that study, I mean, this is presumed going to take years to read out? How do you think about that study and the feasibility of such a long duration, I guess? And then the second question was on a frontline study perhaps in higher risk cytogenetic frontline watch and wait patients. Certainly there's a huge pull out there, so just trying to think about how you go after that opportunity and whether there's a study you can look at and try to evaluate the efficacy in those patients? Thanks.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah, thanks, Mike. So just to start with the ECOG 1912 question, certainly, it's always a challenge to show improved results when your comparator is FCR. That being said, if we use our Phase II data, then we feel that there's certainly a good or reasonable probability that we can beat FCR with ibrutinib, and the combination and the trials of ibrutinib Rituxan with FCR.

To address your question around the design, 519 patients are going to be enrolled in the study. And you can use historical controls of FCR: how does FCR perform over time? Typical estimates may be that the control may have a median PFS of anywhere between four, potentially to five years.

So the estimates are with 519 patients that we expect that we could beat that. It's a large trial, but the ECOG is certainly capable of doing these kind of multicenter studies. So those are really sort of the fundamentals in putting together a trial like that.

And then to address your question on watch and wait, the German CLL study group with Michael Hallek and others are looking at the CLL 12 study and they're going to enroll 302 patients, and randomize them with from ibrutinib as compared to placebo. These are high risk patients with 17p and other poor prognostic features who may benefit from earlier therapies. They don't meet the classical IWCLL criteria for treatment. But the estimates are that they would have to screen somewhere around three patients to enroll one. So this trial will take a certain amount of time to be done.

And it is – both these trials are external trials, so we do not run these studies. So really the timelines for the trials are subject to the executions of these external groups.

Michael J. Yee - Analyst, RBC Capital Markets LLC

Okay. Thank you.

Operator

Our next question comes from Cory Kasimov with JPMorgan.

Cory W. Kasimov - Analyst, JPMorgan Securities LLC

...my questions, I have two of them for you. The first one is I'm wondering if you're seeing any dose titrations or deviations from the label dosage that could affect prescription data. In other words is the 90-capsule bottle mainly being used for CLL? And the 120 [capsule] for MCL, are you seeing anything different?

And then secondly, I noticed in your press release that it states you're currently reviewing data from the third and fourth cohorts in you multiple myeloma study. Do you have a sense of when you may be able to share that? Is ASCO perhaps a possible venue? Thanks.

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So this is Paula. I can answer the dose question related to the label and whether we have any excursions from the dose label. All the feedback from any data sources we have just now, we feel that it's a little bit too immature to make those determinations. So we are keep looking on that and, obviously, a major look at all this data, whether what dose is used in which indications, whether they're using the full dose or they're decreasing the dose over time are questions, as well as duration and adherence and compliance over time. All on the place to look at in the future, but we feel that the data is immature yet to say which way it's going.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. And this is Jesse; I can address the question about multiple myeloma. Our guidance there really has not changed. We have enrolled cohorts one, two, three and four. We're focusing on the efficacy results and analyzing the results for cohorts three and four. We want them on one study. Those cohorts are dosed with ibrutinib 840 mg with or without dexamethasone. We will have an update around the first half of this year. Whether or not that would be in actual publication, we haven't given guidance on that or not. But we will have an update on the status of that trial by the first half of this year.

And then in terms of publications for that, I think it's a little early, in that it's very much an ongoing trial and we're trying to assess the data. But once we feel that the data is clean or fully vetted and we can share that, we will provide that.

In terms of the 1119 study, the trial has been initiated. That is our Phase 1b/2 study looking at ibrutinib in combination with Carfilzomib, so that trial has been initiated and started. So we're very excited about that one as well.

Cory W. Kasimov - Analyst, JPMorgan Securities LLC

Thank you.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Okay.

Operator

Our next question comes from Katherine Xu with William Blair.

Filippo Petti - Analyst, William Blair

Hi, this is Fil in calling for Katherine. Thanks for taking my question. Just wanted to get a sense, a little bit more color on the launch if possible, in terms of how many prescribers the team is pursuing, and the number of potential prescribers? And if you can give us a sense of a breakdown between academia and community for IMBRUVICA so far?

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So this is Paula again. So our targets is pretty much the broadest you can imagine in the United States of every single hemeonc. We have divided them into high accounts, which means that they have lot of patients. They are potential high prescribers versus low prescribers. And we have organized a call list in the independent community and academia. And as you most probably know, where key opinion leaders are the ones we have seen first and who has been involved in a lot of our clinical trials programs and those are also generating our speaker's programs and our other peer-to-peer outreach activities we do have. And so at this time, we really are looking for the broadest potential reach. We have 120 FTEs out there in the field. And they have done this tremendous job in getting the news out to the entire United States.

And I will say that they're most probably have between us and JBI, I know what our reps have been reaching and then they have done a really good reach on the target list. And the JBI reps, they're equally so. So we most probably have reached all of them at least once, if not many of them already twice.

The CLL just launched, so we need to restart the clock again and start to see all of these physicians with a CLL message again, because the first one we gave them was to announce the sale, which has now been going on since 13th of November. So that's kind of the granular details we are providing today, because it's really the first time period here is to get to the broadest reach, to not only to the physicians, but to the total office calls, so the billing managers and their office staff also knows how to get the drug, how the distribution work, where to send the script and also all the activities around our patient assistance programs such as the YOU&i Start and YOU&i Access.

Filippo Petti - Analyst, William Blair

Great. Thank you for that. And then one additional question, I know this is being run by Janssen, but any update on the European filing? Is there any way we would hear about potential accelerated assessment from the Agency? Would that come before maybe the Day 120 questions, just wanted to get a sense of an update there?

Urte Gayko - Senior Vice President of Global Regulatory Affairs, Pharmacyclics, Inc.

So this is Urte Gayko, I can take the question on the European filings. So as you mentioned, Janssen is formally responsible for doing these submissions and so ultimate approvals ex-U.S. I think the review is ongoing. I think what I can say is that we don't necessarily anticipate an accelerated review in Europe. However, we are very positive about our interactions there with authorities there. We exchange – went out last year to meet with rapporteur.  We had a very collaborative interaction with them. We had a very good discussion, including both of the indications that are under review there. And I think you are asking the question because of general timelines and that is related to general timelines. I think we would anticipate something to come to conclusion towards the end of 2014 in Europe.

Filippo Petti - Analyst, William Blair

Very good, thank you so much.

Operator

Our next question comes from Mike King with JMP Securities.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Good afternoon, guys. Thanks for taking the questions. I have a bunch here, but we'll see what we can get through and then I'll maybe talk to you offline. I just wondered – and Paula, could you talk about you guys have consistently emphasized that you know the drug for MCL and CLL is approved for patients who have had one prior therapy. And I am just wondering if you have any granularity on that as to potentially a proportion of patients who have had one prior therapy, because I think that's important as far as what we would expect for duration of therapy, if they're less heavily pre-treated than more heavily pre-treated?

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So if I do understand your question correctly, the way I would address it is that if you think about from the physician's point of view, they have a patient in front of them who has received a therapy or is receiving a therapy. What are the reasons for that decision to switch out the therapy from the patient? Obviously, he's not going to switch those patients who's doing really well on their therapy, meaning that they do well in terms of response rate, they do well in terms of toxicities. But any other patients really if there is a toxicity reason, if there's a poor response reason, such as they have not obtained a complete remission or the patient's counts are not moving than it is more like a stable disease. All those patients could qualify for prior therapy.

But at this point in time to say how many of each of the treatment segments like the first-line patient would qualify for the one prior is something we really leave to a number of databases. Those are not yet easy to go into a claims database, because a claims database doesn't really tell you why patients are switching therapies. Those are more market research studies we need to perform and start to look at what motivates decisions and patients, particularly patients to be asked to come off a therapy, which is maybe a chemotherapy with all its side effects.

So you can look at the markets in many different – I mean, what is a given is obviously all the second-line patients; that is, they have received one prior therapy. But then out of the first-line patients, we need to go in and then dig into the details, how many of them are really doing well on existing chemotherapies.

So if you look at – I don't know if you have our slide deck, we have provided previously, we do have the second-line patients in CLL. We have said that we signed up 300 patients there. So in reality, all those patients should be candidates for a second-line PF therapy.

Then they could be many, many other patients from the third-line, and also some of the first-line patients. And one interesting area to explore, which we all are exploring is obviously the reasons for patients to – have had patients on therapy. They have been on therapy before, now they're off of therapy for one or another reason. They could be off from therapy because they're recovering from side effects. Are those patients really candidates for drug supply as well?

So you can skin the cat in many ways, but the way we have skinned the cat is that we say that there is from 9,300 second-line patients to some 6,000 third-line plus patients. And then there's 25,000 or so patients who are between the therapy for one or another reasons. Why they're sitting in the bucket is obviously something we need to learn more about.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Okay. All right, this is probably a little too granular to continue on a call. We'll maybe follow up on that afterwards, just so, you're right there are a lot of ways to slice the pie. I just wanted to know if – I don't know if you can give us any help on the reporting services whether Symphony and/or IMS, but the numbers that we were looking for and some of the numbers that I'd seen around the Street as far as what expectations were for fourth quarter numbers were, sort of in the single-digit millions. And you're coming in with a sort of demand of about, just about $10 million. So I don't know if there's any way that you can help us track back from what we see in the script reporting services to what you guys have reported to us here today?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Mike, this is Bob. They're only off there by a few million. And some analysts had us in the high-single digits. In that first six weeks, it's almost impossible for anybody to get it right. The reporting schemes are still getting aligned and getting validated. But over the six months this should all smooth out. But in an absolute sense, nobody was that far off. Percentage-wise yes, but not in absolute sense.

Michael G. King, Jr. - Analyst, JMP Securities LLC

All right. Fair enough. And then one other, just a question about the YOU&i program, listening to what you said today, as well as the CLL program. I think I was been out visiting clients recently and talking about the Pharmacyclics story. And I think there's some potential misperception that pretty much everybody is paying a $25 a month co-pay, is that unrealistic to expect? And if so, who would be the most likely to pay that versus patients on another types of insurance?

Matt Outten – Sr. Director, Market Access, Pharmacyclics, Inc.

Yeah. The commercial patients have the ability to participate in the YOU&i Instant Savings Program, which is the $25 co-pay program. For Medicare patients, they would have to go to third-party foundations. And we do donate money to those foundations as well. But we don't have any control over foundations in terms of who they support and who they don't. But we do make donations to the foundations who have open silos for the disease states we're indicated.

And then for commercial patients that program is – we've made that as easy as we could for commercial patients to use. And for those patients, if they have a co-pay greater than $25, they can participant in that program, so it's very generous program for them.

Michael G. King, Jr. - Analyst, JMP Securities LLC

And is that irrespective of income? Because I know you've said that one of them is capped at 600% of poverty?

Matt Outten – Sr. Director, Market Access, Pharmacyclics, Inc.

Yeah, you're correct. It's irrespective of income. There are a couple of requirements, but they're not income based, more that you're being treated by U.S. physicians, sort of the standard things that are required. But we don't penalize anybody based on their income.

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So the 600% poverty level is for indigent patients, who have been uninsured fulfills that criteria. So it's a very different program and it's run by a third-party foundation, which is called JJ PAF.

Matt Outten – Sr. Director, Market Access, Pharmacyclics, Inc.

Yeah. There are three programs and I think you're right, sometimes it gets a little confusing. There's the YOU&i Instant Savings Program, which is the $25 co-pay cards for commercial patients. Then there is the JJ PAF, which is for patients – it's for indigent patients who make less than 600% of the federal property level. And then the YOU&i Start, which is for patients who run into insurance issues – any patient who runs into an insurance issue, after to five business days, they can get it free 30 days. So yeah, we've been out making sure everybody explains the programs.

We really tried to – insurance landscape is complicated and what we've tried to do is section it out and look at each patient and try to determine how we can make sure that they have access to product. And those three programs have been working well. And that's our attempt to make sure those patients do have access.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Okay. Great. Thanks a lot. I'll get back in the queue.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you.

Operator

Our next question comes from Robyn Karnauskas of Deutsche Bank.

Mohit Bansal - Analyst, Deutsche Bank

Hi. Okay. Thanks for taking my question. This is Mohit filling in for Robyn. So based on early trends could you please help us understand the characteristics of the initial patients who are coming on the drug? Are they really sick patients? And I mean, going into 2014, how do you think this mix is going to change?

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So this is Paula. If I do understand your question, you would like to know the initial characteristics of the patients treated?

Mohit Bansal - Analyst, Deutsche Bank

Yes.

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

And what – as we said, before that the data we obtain through the different data sources such as IMS claims databases, they don't really exactly tell you what the characteristics of the patients are. So usually when you have been out in a marketplace for a little bit you do your own market research to figure out how the patients – so do some short reviews to understand a little bit more. But what we have as of today is our reps' feedback. And the feedback from the reps are pretty much what you would consider being the mainstream, a mantle cell patient who has been on one prior therapy or one another kind.

Obviously, in all disease settings and the introductions of a new drug, there may or an over-representation of the first patients who have exhausted all their options. And then those will come in first from therapy. And I think that we potentially have seen both that in mantle cell and we potentially have received those patients on treatment in the CLL after spontaneous cell, even though there was not a label until last week.

So that's kind of the details we can provide, so it's more or less that you need to go up and look at some kind of surrogate drug and see how those patients behave. And we will certainly be able to come back to in the future with a little bit more details on how a typical IMBRUVICA patient looks like. But what we are really staying on message with this is the label is that one prior label, because that's provides the patients the best opportunity to get the drug, which puts them into long-term remission for the longest time.

Mohit Bansal - Analyst, Deutsche Bank

Okay, that's helpful. And then could we see RESONATE data at AACR this year?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

No, I wouldn't expect that we would share that data – this is Jesse – at AACR this year...

Mohit Bansal - Analyst, Deutsche Bank

Okay thanks.

Operator

Our next question comes from Joel Sendek with Stifel.

Joel D. Sendek - Analyst, Stifel, Nicolaus & Co., Inc.

Hi. Thanks. I'm wondering on the duration of response, you're not going to reach a median for a while, can we just assume when the PFS is at 85% that all of those patients are still on drug? And when will you get the label updated for the RESONATE study? Thanks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

...guidance. So we have not provided any numbers with regard to PFS results or efficacy data. So I just want to be clear with that. There's been no guidance at all in terms of 85%. I'm not sure where that number – okay, so, but that was actually from our Phase II data, but not from the RESONATE trial, just so that we're clear.

Joel D. Sendek - Analyst, Stifel, Nicolaus & Co., Inc.

Okay.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

The 85% was from the 1102 study and that's the number of patients who were without progression at the time of the data analysis for the CLL label, so – and that's in those 48 patients. Being without disease progression doesn't always reflect to whether or not you're on drug or not, just to clarify. And we do share the number of – when we do publish data, we share how many patients are on study drug and how many have discontinued at the time of the analysis.

For the long-term follow-up data for Susan O'Brien that was at ASH 2013, we still slightly more than a majority of patients were on study drug in the relapsed setting. So the RESONATE data will be shared and the efficacy data from that will be shared, hopefully, at a congress in the near future. And we will have PFS data and patients on treatment at that time point. And so that's really all the data we have.

I can't say as of today the median has not been reached, but my statement, I tried to clarify that as of the analyses that were submitted for ASH 2013, the median was not reached as of those snapshots.

Joel D. Sendek - Analyst, Stifel, Nicolaus & Co., Inc.

Okay. Thank you.

Operator

Our next question comes from Howard Liang with Leerink.

Howard Liang - Analyst, Leerink Partners LLC

...very much. And congrats on all the progress. Can you talk about the profile of the BTK inhibitor that you're bringing forward for autoimmune disease and RA, how that different from that of IMBRUVICA with regard to selectivity PK profile, for example? I think you've worked on this for some time, as you mentioned earlier, but what was the target profile that you were trying to achieve?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah, Howard. Thanks for the question. We're trying to, at this point, keep that to close to the chest for competitive reasons. We see ourselves as global leaders in BTK inhibition. We've learned from working on BTK inhibitors over years what represents the best targets and what has not. And that's really our internal best of practices that we will share when we get to that point in the development, if we get to that point in the development.

Howard Liang - Analyst, Leerink Partners LLC

And on the study 1125, this is the Phase II study for follicular lymphoma, a frontline study with IR. Can you talk about the selection of this – the rationale behind this combination, so instead of IR bendamustine-IR on top can we read something into the selection of this combination in the upfront setting?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah, I think this is a really good question and we looked at it. What we wanted to do is run a trial where we have good historical data of what the background rate would be, for example, with Rituxan and then by adding ibrutinub to that we would have a very good sense of how much we're improving on those results. Certainly, bendamustine/Rituxan is a very common regimen used in frontline follicular lymphoma. Other regimen, R-CHOP are used frontline, R-CVP. There's really no one standard of care in the treatment naive follicular lymphoma. And then also somewhere around 20%, maybe even 30% of patients get single-agent Rituxan so there is good historical data on how those regimens work in the frontline setting.

When we add ibrutinib to Rituxan, we will be able to get a signal of how much is ibrutinib contributing to Rituxan. So it's very informative from a scientific perspective. Another trial you could look at would be Revlimid/Rituxan, R-Squared, in frontline follicular. That was a very informative trial or lenalidomide in that particular space. And I think we're sort of taking a similar tact.

Howard Liang - Analyst, Leerink Partners LLC

And just one more question on ASCO data, what should we expect out of them perhaps the RESONATE or maybe the multiple myeloma data?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

So there are a variety of things that we've submitted to ASCO this year. And I can't actually comment on what those are at this time. But those will be shared as soon as they become public on the abstract webpages.

Howard Liang - Analyst, Leerink Partners LLC

Thank you very much.

Operator

Our next question comes from Matthew Andrews with Wells Fargo Securities.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

Good afternoon. Thank you for taking the questions. Manmeet one for you, with all the large Phase III studies ongoing, can you give us a sense when we may see absolute R&D expense peak for ibrutinib in blood cancers? Paula, if you could describe of the 7,000 hematologists that you and Janssen had planned on targeting, roughly what proportion of those has an IMBRUVICA sales rep add list to-date. And then, Jesse, could you discuss the relative importance of the RESONATE 17 data in terms of fully promoting to the high-risk CLL patients? Thank you.

Paula S. Boultbee - Executive Vice President-Sales & Marketing, Pharmacyclics, Inc.

So maybe I can start with your coverage here. As I said before, we do pretty much don't have any white space in the country. We have 120 reps. And we do see – have all of those hematologists, oncologists in our call list. And as you know, we our partner JB out there who is promoting other products than ibrutinib and their call list maybe is even broader than our call list. So there's definitely no white space in the entire country. And I think that's the answer I would give today whether there is reps on it or not, but no white space, that's the message.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. And this is Jesse, I'll take the question on the PCYC-1117 study. So this trial is really an important study in that its to-date – when it was initiated it was the largest 17p trial. It was prospectively designed to be ever conducted. And it was done at a very high quality, so it does offer data which is important to these patients. I do want to add that it is overall supportive of a larger 17p clinical development plan and program we have in place. It is one of several data sets that's going to help and inform clinicians and patients on the activity of ibrutinib in 17p. The RESONATE trial had a significant number of patients, which were 17p and that is a randomized data set. Obviously, randomized large Phase III trials are also extremely informative in terms of efficacy and safety results. So really the overall data that we have from those trials, I would say are the critical initial sets that will help support and inform patients and prescribers.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

This is Manmeet. On R&D expenses question, if you see our earning release, which we released this afternoon, you will see we are showing the total R&D expense of $44.7 million, before taking benefit of excess amounts relating to R&D. So if you do a run rate of $44.7 million, you come to $180 million annualized R&D expense, which we are running right now. And so we do show our full expense run rate. And as we expand our clinical programs, it's going to continue to grow.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

Okay. Thank you.

Operator

Our next question comes from Jason Kantor with Credit Suisse.

Jason D. Kantor - Analyst, Credit Suisse

Hey, thanks for taking the question and congrats on all the progress. I just want to follow up on the question on the information, the IND that you filed. I'm just wondering if you have a view on what the best market opportunities or path to market might be for an oral BTK inhibitor for inflammatory diseases because obviously RA is a very crowded space. Are there other places that you're looking? Or is that – can you give us some sense of how you see that program developing over time?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yes, it's a good question, the RA space is vast. So I think, one, we have to establish the safety of our BTK RA molecule. We are in first in-human study. So once we establish that, we do have a larger plan of where we're looking. Beyond what we've announced for rheumatoid arthritis, I can't give much color beyond that. But it is a very broad space and we're looking at many areas within that.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

And, Jason, you were there in the very early days, really, prior to the IND for 32765. And we heard the same comments as we went in the CLL market; that it very crowded and be very difficult to make a significant difference for the betterment. But the truth is, we've all been pleasantly surprised by 32765. But the fundamental data there isn't till you dosed it in humans that have the disease, one really doesn't know. And so we're excited by the potential. And I will report it in the results. But if you should look for about a year out, we dosed our first patient in 32765 back in February of 2009, and by December that ASH, 2009 ASH, we had reportable data progress we were making. So you'll probably see something similar to that. But we'll certainly keep you apprised of it.

Jason D. Kantor - Analyst, Credit Suisse

And is there any plans or thoughts of taking ibrutinib forward in any of the sort of more severe or acute inflammatories places where rituximab is used, vasculitis and others, where the safety profile of ibrutinib would certainly considered sufficient and the pricing would be also not a barrier to use, and you could potentially go there quicker than the drug that you are just putting into trials now?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah, it's a very good question, Jason. We certainly look at all opportunities and it's certainly something that's been discussed internally. I can't give exact color on where we would look, but this has been discussed. Currently, ibrutinib is only being investigated clinically at this time in B-cell malignancies, but we look at a variety of opportunities at any moment.

Jason D. Kantor - Analyst, Credit Suisse

Perfect, thank you.

Operator

We are not showing any further questions at this time. I'd like to turn the conference back over to our host for closing remarks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, operator. We're very pleased to continue to report this presentation today, in particular the label we received for mantle cell lymphoma and CLL of one prior therapy is truly a first for these difficult disease states. And we believe that over time it will provide very valuable therapy for patients in need and for their caretakers. We're also very pleased that our IND filing has been reviewed by the FDA and we're allowed to proceed. As I just mentioned, this was very exciting for us back in 2008 to achieve a IND status in a "very crowded market" and we have done quite well in that area. So we are excited about it.

Our corporate mission remains the same. It is to lead in the creation of patient friendly, providing harmonious and medicinal solutions, which we're making excellent progress and we look forward to reporting on continued success as we join you on our next call. Thank you very much for being part of this call today.